UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 21, 2009

LANTRONIX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-16027	33-0362767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15353 Barranca Parkway
Irvine, California 92618
(Address of principal executive offices, including zip code)

(949) 453-3990
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 23, 2008, Lantronix, Inc. (the "Company") received written notification that the Nasdaq Stock Market ("NASDAQ") has extended for three months the suspension period related to the enforcement of the rules requiring a minimum $1 closing bid price or a minimum market value of publicly held shares. NASDAQ has said that it will not take any action to delist any security for these concerns during the suspension period. NASDAQ has stated that this suspension will remain in effect until Monday, April 20, 2009. As a result of this suspension, the Company now has until June 26, 2009 to regain compliance with the minimum bid price rule. The Company previously had until March 26, 2009 to regain compliance with the minimum bid price rule.

As a result of the suspension, if, at any time before June 26, 2009, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days and otherwise continues to meet all other listing requirements, NASDAQ will provide written notification that the Company has achieved compliance with the minimum bid price rule.

If the Company does not regain compliance with the minimum bid price rule by June 26, 2009, NASDAQ will provide written notification that its securities will be delisted. At that time, the Company may appeal NASDAQ’s determination to delist its securities to a Listing Qualifications Panel.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2009	LANTRONIX, INC., a Delaware corporation

By:	/s/ Reagan Y. Sakai
Reagan Y. Sakai Chief Financial Officer